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PROSPECTUS SUPPLEMENT NO. 2
                                  $994,750,000
                                 SPX CORPORATION
                     LIQUID YIELD OPTION(TM) NOTES DUE 2021
                              (ZERO COUPON-SENIOR)
                                       AND
                           COMMON SHARES ISSUABLE UPON
                     CONVERSION AND/OR PURCHASE OF THE LYONS

         This prospectus supplement supplements the prospectus dated May 10, 2001 of SPX Corporation, as supplemented June 6, 2001, relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $994,750,000 aggregate principal amount at maturity of LYONs and the common shares issuable upon conversion, and/or purchase by us, of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

         The table of Selling Securityholders contained on page 53 of the prospectus is hereby amended to add the entities who are named below as selling securityholders.

                                                         AGGREGATE PRINCIPAL     PERCENTAGE OF       NUMBER OF        PERCENTAGE OF
                                                        AMOUNT AT MATURITY OF        LYONS         COMMON SHARES      COMMON SHARES
                        NAME                           LYONS THAT MAY BE SOLD     OUTSTANDING   THAT MAY BE SOLD(1)   OUTSTANDING(2)
    -----------------------------------------------   ------------------------  --------------  -------------------   --------------
    KBC Financial Products (Cayman Islands) Ltd....         $ 36,000,000              3.62            173,218               *
    TCW Group, Inc.................................         $ 34,555,000              3.47            166,264               *
    Mainstay Convertible Fund......................         $ 15,590,000              1.57             75,013               *
    Bank Austria Cayman Island, LTD................         $  9,500,000                *              45,710               *
    Black Diamond Capital I, Ltd...................         $  5,000,000                *              24,058               *
    Oppenheimer Convertible Securities Fund........         $  5,000,000                *              24,058               *
    Allstate Insurance Company.....................         $  4,550,000                *              21,893               *
    Mainstay VP Convertible Portfolio..............         $  4,020,000                *              19,343               *
    CALAMOS(R)Market Neutral Fund - CALAMOS(R).....         $  3,300,000                *              15,878               *
             Investment Trust
    Ramius Capital Group...........................         $  3,000,000                *              14,435               *
    New York Life Separate Account #7..............         $  2,110,000                *              10,152               *
    Victory Capital Management Inc. as agent.......         $  1,450,000                *               6,977               *
             for the Victory Convertible
    Securities Fund
    AFTRA Health Fund..............................         $  1,080,000                *               5,197               *
    Allstate Life Insurance Company................         $  1,000,000                *               4,812               *
    RCG Latitude Master Fund.......................         $  1,000,000                *               4,812               *
    Consulting Group Capital Markets Funds.........         $    560,000                *               2,694               *
    Zurich HFR Calamos Holdings Limited............         $    140,000                *                 674               *


         Additionally, the following represents updated information regarding the selling securityholders listed in the Selling Securityholders table in the prospectus:

                                                     AGGREGATE PRINCIPAL     PERCENTAGE OF       NUMBER OF        PERCENTAGE OF
                                                    AMOUNT AT MATURITY OF        LYONS         COMMON SHARES      COMMON SHARES
                        NAME                       LYONS THAT MAY BE SOLD     OUTSTANDING   THAT MAY BE SOLD(1)  OUTSTANDING(2)
    -------------------------------------------    ----------------------    -------------  -------------------  ---------------
    Merrill, Lynch, Pierce, Fenner and Smith          $    3,047,000               *               14,661                *
      Inc.....................................
    All other holders of LYONs or future
      transferees, pledges, donees, assignees or
      successors of any such holders (3) (4)..        $  186,989,000            18.8%             899,716              2.2%
                                                      --------------            -----           ---------             ----
    Total.....................................        $  994,750,000(5)          100%           4,786,339              5.4%

----------

 * Less than one percent (1%).

(1)  Assumes conversion of all of the holder's LYONs at a conversion rate of
     4.8116 common shares per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of the LYONs --



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     Conversion Rights." As a result, the number of common shares issuable upon conversion of the LYONs may increase or decrease in the future. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 39,948,994 common shares outstanding as of June 29, 2001. In calculating this amount for each holder, we treated as outstanding the number of common shares issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of LYONs, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of LYONs, do not beneficially own any common shares other than the common shares issuable upon conversion of the LYONs at the initial conversion rate.

(5) Includes $678,169,000 aggregate principal amount at maturity of LYONs that may be sold by other selling securityholders listed in the Selling Securityholders table in the prospectus and the supplement dated June 6, 2001.


         Investing in the LYONs involves risks that are described in the "Risk Factors" section beginning on page 8 of the prospectus.

         Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus supplement is July 2, 2001.

(TM)TRADEMARK OF MERRILL LYNCH & CO., INC.





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